TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 1 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL 1. PURPOSE We are all entrusted with a great deal of information. As a result, we must be mindful and careful about how we treat information that we have access to, especially when it may impact transactions in the Securities of Amneal Pharmaceuticals, Inc. (the “Company” or “Amneal”) or another publicly traded company with which Amneal has business dealings. Therefore, the Company has adopted this Global Insider Trading Policy (the “Policy”) to promote compliance with applicable securities laws and to provide members of the Board of Directors, officers, employees, and Covered Persons of the Company and its subsidiaries with procedures and guidelines to comply with securities laws regulating insider trading. 2. SCOPE This Policy refers to all “Insiders”, wherever located. Insiders of Amneal are defined as (a) members of the Company’s Board of Directors, officers, and employees; (b) Covered Persons; and (c) household and immediate family members of those listed in (a) and (b) above. This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of MNPI (defined below) when his or her service terminates, then that individual may not trade in the Company’s securities until that information has become public or is no longer material. This Policy also applies to entities controlled by Insiders, including any corporations, partnerships or trusts. Accordingly, transactions by these entities should be treated, for the purposes of this Policy and applicable securities laws, as if they were for the Insiders own account. 3. DEFINITIONS Term Definition Covered Person Third party contractors, agents, and those persons in a special relationship with Amneal or are otherwise duly authorized to act on behalf of Amneal (e.g., auditors, consultants, attorneys or advisors). Covered Persons are not Amneal employees. Insider Trading Refers to the purchase or sale of a Security or both while in possession of “material,” “non-public” information relating to the Security. MNPI Material non-public information is defined to be information that is not known to persons outside the Company that could be relied upon or considered significant to an investor making a decision to buy or sell Securities. See section 5 of this Policy “GUIDANCE ON UNDERSTANDING MATERIAL, NON-PUBLIC INFORMATION”. “purchase” and “sale” Defined broadly under federal securities law, “purchase” includes the actual purchase of a Security and any contract to purchase or otherwise acquire a

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 2 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL Term Definition Security. “sale” includes the actual sale of a Security and any contract to sell or otherwise dispose of a Security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative Securities. “Restricted Employees” Individuals who by virtue of their role or duties at Amneal are privy to or have particularized access to MNPI. “Securities” and “Security” Includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. 4. POLICY OR PROCEDURE Federal and state securities laws of the United States (the “U.S.”) prohibit the purchase or sale of a company’s Securities while in possession of MNPI about that company. It is also a violation of U.S. securities laws to communicate or disclose MNPI (“Tip”) to any third party (including your spouse, parent, child or sibling) if that person uses that information to purchase or sell Securities or passes that information to a third party who trades on the basis of the MNPI Tipped to them. Providing advice regarding a company’s stock while aware of MNPI regarding that company may also violate U.S. securities laws. MNPI is the property of Amneal and it is the policy of Amneal to prohibit the unauthorized disclosure or use of any nonpublic information and the misuse of MNPI in securities trading (whether trading Securities or securities of another public corporation). If you make such a disclosure or provide such advice, you may be subject to damages, civil suits, and criminal prosecution, regardless of whether you receive financial gain from the transaction. It is Amneal’s policy to comply with the U.S. securities laws that regulate insider trading. This Policy sets forth the requirements for Insiders’ compliance with U.S. securities laws and insider trading regulations, even if the activities prohibited in this Policy are allowed in the country where an Insider is located. 4.1. General Prohibition on Insider Trading It is against Amneal’s Policy to: 4.1.1. Purchase or sell any type of Security while aware of MNPI relating to the issuer of the Security, whether the issuer of that Security is Amneal or any other company (irrespective of the amount of securities transacted or the reason for the transaction); 4.1.2. Directly or indirectly provide or Tip MNPI about any company to anyone who may trade while aware of such information, including, but not limited to discussing MNPI (see Section 5 below for what constitutes MNPI) in public spaces or with other third parties;

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 3 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL 4.1.3. Pass along MNPI about any company, or to recommend buying or selling Securities while aware of MNPI about any company to others, including family members, others living in their household, friends or casual acquaintances; or 4.1.4. Directly or indirectly purchase, sell or otherwise acquire or transfer any Security of Amneal if the Insider has been notified by Amneal of a blackout period, unless the Securities transaction is otherwise permitted by applicable law. 4.2. Prohibition Against Derivative Transactions Insiders must avoid the appearance of Insider Trading or disclosure of MNPI. Accordingly, it is against this Policy for Insiders to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive, speculative or may give rise to an appearance of impropriety. Insiders must not: 4.2.1. Engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to Amneal Securities; 4.2.2. Make transactions in puts, calls or other derivative Securities involving the Company’s equity Securities, on an exchange or in any other organized market; or 4.2.3. Enter into any derivative or similar transactions with respect to Amneal Securities. 4.3. Permitted Transactions This policy does not prohibit: 4.3.1. Investments in publicly traded mutual funds; 4.3.2. Purchases of the Company’s Securities from the Company or sales of the Company’s Securities to the Company that are otherwise permitted by law; 4.3.3. Exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s Securities; provided however, that the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s Securities, and therefore would not qualify under this exception; 4.3.4. Subject to any other Company policy, Bona fide gifts of the Company’s Securities; or

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 4 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL 4.3.5. purchases or sales of the Company’s Securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any MNPI and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. 4.4. Third Party Transactions Insiders who have access to MNPI, confidential or proprietary information regarding a company other than Amneal, its products or activities, are prohibited from trading in the Securities of these companies. In considering whether confidential or proprietary information is material, Insiders should remember that the threshold for what is considered material may be lower for other companies than it is for Amneal. 4.5. Additional Procedures Amneal may elect, from time to time, to institute special procedures with respect to Securities transactions made by certain staff members, including, but not limited to, Amneal’s Board of Directors, officers, and employees. In addition, Amneal may also elect, in Amneal’s sole discretion, to permit Amneal’s Board of Directors, officers, and other employees to enter into trading plans pursuant to Rule 10b5-1 under the Exchange Act. 4.6. Limit Access to Company Information All Insiders should take all steps and precautions necessary to restrict access to MNPI by, among other things: conducting or discussing business in secure, non-public areas rather than public spaces such as elevators, restaurants or public transportation, and safeguarding laptop computers and any other devices that contain confidential information of the Company. 5. GUIDANCE ON UNDERSTANDING MATERIAL, NON-PUBLIC INFORMATION 5.1. What Information is Material It is not possible to define all categories of material information. In general, information should be regarded as “material” for purposes of this Policy if the information would be considered important by a reasonable investor in deciding whether to buy, hold or sell the Security. In other words, if the information would affect your decision to buy or sell the Security, then it is more than likely material. There are various categories of information that would almost always be regarded as material. Examples of such information include (but are not limited to): corporate earnings or earnings forecasts and guidance; sales results, including obtaining or losing material contracts outside of the ordinary court of business; strategic plans; clinical results; product and research developments; significant cybersecurity incidents; important personnel changes; marketing plans; government inspections, approvals or other regulatory actions; collaborations, potential

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 5 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL mergers, acquisitions or divestitures, and other purchases and sales of companies and investments in companies; major litigation including settlement thereof; significant borrowings or financings; public offerings or private sales of equity or debt securities; stock splits; defaults on borrowings; and bankruptcies. Material information does not have to be related to a company’s business. For example, advance knowledge of the contents of a forthcoming media posting that is expected to affect the market price of a Security can be material. In considering whether confidential or proprietary information is material, directors, officers, employees or Covered Persons should remember that the threshold for what is considered material may be lower for other companies than it is for Amneal. The mere fact that Amneal is evaluating a transaction with another company may constitute MNPI with regard to the other company. Examples of the types of transactions that may provide access to MNPI about another company include: joint ventures, partnerships and collaborations; research and/or development agreements; in-licensing or out-licensing of products or product candidates; marketing, co- marketing, and co-promotion agreements; acquisitions or other business combinations and strategic equity investments by Amneal. 5.2. What is Non-Public Information is “non-public” if it is not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to investors through filings with the Securities and Exchange Commission (the “SEC”) and media outlets such as Dow Jones, Reuters Economic Services, The Wall Street Journal, The Los Angeles Times, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination for purposes of this policy or Regulation Fair Disclosure (“FD”) as required by the SEC. In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to digest and react to the information. Generally, one should allow a minimum of two full business days following publication as a reasonable waiting period before such information is deemed to be public, although some information may require longer periods before it is deemed public for purposes of this Policy. 6. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING 6.1. Pre-Clearance of All Trades by members of the Board of Directors and Restricted Employees To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s Securities, all transactions in the Company’s Securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by members of the Board of Directors and Restricted Employees including certain officers notified by the Company as being on the Restricted Employee List (as amended from time to time) (each, a “Pre-Clearance Person”) must be pre-

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 6 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL cleared by the Company’s General Counsel (or his/her designee). Pre-clearance does not relieve anyone of his or her responsibility under applicable securities rules. A request for pre-clearance must be in writing (and submitted in the form provided by the Company), should be made at least three business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other Securities to be involved. Additionally, the Pre-Clearance Person must certify that he or she is not aware of MNPI about the Company. The General Counsel shall have the sole discretion to approve any contemplated transaction. (Either of the co-Chief Executive Officers shall have the sole discretion to approve transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.) All trades that are pre-cleared must be effected within five business days (or such earlier date as indicated by the General Counsel in his/her sole discretion) of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period (or other specified time period as indicated by the General Counsel) must be re-submitted to the General Counsel for pre-clearance. Notwithstanding the receipt of pre-clearance from the General Counsel, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a black- out period before the transaction is effected, the transaction may not be completed. None of the Company, the Co-Chief Executive Officers, the General Counsel or Chief Financial Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre- clearance submitted pursuant to this Policy. Notwithstanding any pre-clearance of a transaction pursuant to this Policy, none of the Company, the co-Chief Executive Officers, the General Counsel, the Chief Financial Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. 6.2. Black Out Period Additionally, no member of the Board of Directors, officers, or Restricted Employee shall purchase or sell any Security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public filing of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for such fiscal quarter (the “Black Out Period”) or during any other trading suspension period declared by the Company, except for: 6.2.1. Purchases of the Company’s Securities from the Company or sales of the Company’s Securities to the Company; 6.2.2. Exercises of stock options or other equity awards, the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of

TITLE: INSIDER TRADING – GLOBAL POLICY LEGACY DOCUMENT NO: POLICY-COMP-0021 DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020 OWNING DEPARTMENT: LEGAL EFFECTIVE DATE: August 7, 2023 PAGE 7 of 8 AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); 6.2.3. Subject to any other Company policy, bona fide gifts of the Company’s Securities; and 6.2.4. Purchases or sales of the Company’s Securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any MNPI and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. 6.3. Exceptions to the Black Out Period policy may be approved only by the Company’s General Counsel or, in the case of exceptions for directors, the Audit Committee of the Board of Directors. 6.4. From time to time during periods outside the Black Out Period (the “Trading Window”), the Company, through its Board of Directors, the Company’s General Counsel or Chief Financial Officer, may recommend that officers, directors, Restricted Employees or others suspend trading in the Company’s Securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s Securities while the suspension is in effect and should not disclose to others that the Company has suspended trading. 6.5. The Trading Window is not a “safe harbor.” It should be noted that even during the Trading Window, any person possessing MNPI should not engage in any transactions involving Securities until such information has been known for at least two trading days, whether or not Amneal has recommended a suspension of trading to that person. Trading in Amneal’s Securities during the Trading Window should not be considered a “safe harbor,” and all Insiders (as defined in Section 2 above) should use good judgment at all times. 6.6. This Policy and the foregoing guidelines also apply to material nonpublic information relating to other companies, including Amneal’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Amneal. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Amneal’s Business Partners. All employees of Amneal should treat material nonpublic information about Amneal’s Business Partners with the same care required with respect to information related directly to Amneal. 7. REFERENCES AND RELATED DOCUMENTS Term Definition Amneal Code of Business Conduct Code of Conduct

	TITLE: INSIDER TRADING – GLOBAL POLICY		
amneal	LEGACY DOCUMENT NO: POLICY-COMP-0021	DOCUMENT NUMBER: GLOBAL-POLICY-LEGAL-0020	OWNING DEPARTMENT: LEGAL
	EFFECTIVE DATE: August 7, 2023		PAGE 8 of 8

Term	Definition
Regulation FD	Policy Regarding Communications with Analysts, Securityholders and Others.

8. DOCUMENT RETENTION

Insiders must retain records created in connection with this Policy to permit adequate monitoring and auditing by Amneal and to comply with applicable laws and regulations. Insiders must consult the Amneal Records Retention Standards, applicable Amneal Records Retention Schedules, and any applicable Document Preservation Notices to determine the duration of retention required.

9. REPORTING & DISCIPLINE

Questions/Assistance: If you have any questions about how to comply with this Policy, please contact the General Counsel or Corporate Compliance Office at corporatecompliance@amneal.com for assistance.

Reporting: If you are aware of a situation that you believe may be violating the Code of Conduct, this Policy or is otherwise unlawful or unethical, you must immediately contact a Corporate Compliance Office representative. The Corporate Compliance Office can also be reached at corporatecompliance@amneal.com. You can also call the Amneal Ethics & Compliance Hotline at 1-877-412-8817, 24 hours a day or online at http://amneal.ethicspoint.com. Calls can be made anonymously, except as otherwise required by law.

Discipline: If Amneal determines that an Insider has violated the Amneal Code of Conduct, this Policy, applicable laws or regulations, appropriate disciplinary measures will be taken. The following is a non-exhaustive list of possible disciplinary measures to which Insiders may be subject: oral or written warning, suspension, removal of job duties/responsibilities, demotion, reduction in compensation, and/or termination of employment. Amneal reserves the right to take whatever disciplinary measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of the wrongdoing to government authorities. Nothing in this Policy changes the at-will nature of employment at Amneal, its affiliates or subsidiaries, where applicable. In addition to disciplinary action by Amneal, penalties for violation of insider trading laws include imprisonment, disgorgement of profits, civil fines of up to $5 million to individuals and $25 million to companies.

No Retaliation: It is Amneal policy that there will be no retaliation for reports made in good faith.

DOCUMENT HISTORY

Revision #	Revision History	Name	Date
New	Preparer	Denis Butkovic; Senior Director; Senior Corporate Counsel; Asst Secretary	May 05, 2023

AMNEAL PHARMACEUTICALS, INC. PROPRIETARY & CONFIDENTIAL